Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Coca-Cola Enterprises, Inc. Supplemental Savings Plan and the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors of our reports dated February 7, 2014, with respect to the consolidated financial statements of Coca-Cola Enterprises, Inc. and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
October 23, 2014